NAME OF REGISTRANT

Franklin Universal Trust
File No. 811-05569

EXHIBIT ITEM No. 77Q1 (a): Exhibits


FRANKLIN UNIVERSAL TRUST
CERTIFICATE OF SECRETARY

I, Karen L. Skidmore, Vice President and Secretary of Franklin Universal Trust ("Trust"), hereby certify that the following is the true and correct amendment to the Bylaws of the Trust as approved by the Board of Trustees of the Trust and effective on February 23, 2010:

ARTICLE XI
COMPLIANCE WITH FITCH RATING GUIDELINES

	Section 1.	OVERCOLLATERALIZATION TESTS.  For as long as
the Trust has outstanding 5.87% Senior Notes due August 28, 2013
( "Senior Notes") pursuant to the Note Purchase Agreement dated August 20, 2008 (the "Agreement"), and the Senior Notes are rated by Fitch, Inc. ("Fitch"), the Trust shall maintain asset coverage ratios with respect to the Fitch Total Overcollateralization Test
("Fitch Total OC Test") and the Fitch Net Overcollateralization Test ("Fitch Net OC Test") consistent with maintaining a Fitch rating of AAA, as described by Fitch in Closed-End Fund Debt and Preferred Stock Rating Criteria dated August 17, 2009, as the same may be amended from time to time and made publicly available by Fitch on its website or such other location as Fitch may designate by reasonable notice (collectively, the "Fitch OC Tests"). For purposes of the Agreement, the Fitch OC Tests shall be deemed to be included in the definition of "Basic Maintenance Test" as set forth therein.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be signed on this 23rd day of March, 2010.



/s/Karen L. Skidmore
Karen L. Skidmore
Vice President and Secretary
Franklin Universal Trust